Exhibit 99.1

Kelly Elects Board of Directors at Annual Shareholders

Meeting, Announces Board Leadership Succession

TROY, Mich., (May 19, 2023) – Kelly (Nasdaq: KELYA, KELYB), a leading specialty talent solutions provider, today announced that at its 2023 Annual Shareholders Meeting held on May 17, 2023, Kelly shareholders elected nine individuals to serve one-year terms on its board of directors.

The newly elected directors are Gerald S. Adolph, retired senior partner, strategy and M&A, Booz & Co.; George S. Corona, retired president and chief executive officer, Kelly; Robert S. Cubbin, retired president and chief executive officer, Meadowbrook Insurance Group, Inc.; Amala Duggirala, executive vice president and chief information officer, United Services Automobile Association (USAA); InaMarie Felix Johnson, former chief people and diversity officer, Zendesk, Inc.; Terrence B. Larkin, retired executive vice president, business development, general counsel and corporate secretary, Lear Corporation; Leslie A. Murphy, CPA, president and chief executive officer, Murphy Consulting, Inc.; Donald R. Parfet, managing director, Apjohn Group, LLC; and Peter W. Quigley, president and chief executive officer, Kelly.

Following the election of the board of directors, the board appointed Mr. Larkin to the position of chairman of the board, effective immediately. An attorney with 28 years of experience in business law, Mr. Larkin has served as an independent director on Kelly’s board since 2010 and brings a valuable combination of complex problem-solving skills, legal and governance expertise, and global experience. He succeeds Mr. Parfet, who has elected to step down as chairman of the board, a position in which he has served since 2018. Mr. Parfet will continue his service on Kelly’s board as an independent director.

“On behalf of the entire board of directors, I would like to thank Don for his distinguished leadership during the last five years. Kelly has benefited immensely from his guidance and insights as the Company has executed its specialty strategy and transformed its portfolio,” said Mr. Larkin. “I am grateful for the opportunity to serve as Kelly’s next chairman, and I look forward to continuing to work with Don and the rest of the board to carry out our responsibility to Kelly’s shareholders as the Company embarks on the next phase of its growth journey.”

About Kelly®

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) helps companies recruit and manage skilled workers and helps job seekers find great work. Since inventing the staffing industry in 1946, we have become experts in the many industries and local and global markets we serve. With a network of suppliers and partners around the world, we connect more than 450,000 people with work every year. Our suite of outsourcing and consulting services ensures companies have the people they need, when and where they are needed most. Headquartered in Troy, Michigan, we empower businesses and individuals to access limitless opportunities in industries such as science, engineering, technology, education, manufacturing, retail, finance, and energy. Revenue in 2022 was $5.0 billion. Learn more at kellyservices.com.

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ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Jane Stehney
(248) 244-4586	(248) 765-6864
james.polehna@kellyservices.com	stehnja@kellyservices.com